Exhibit 99.1

Central Iowa Energy, LLC 3426 East 28th St N Newton, IA 50208 641-791-1010 (phone) 641-791-1192 (fax) www.centraliowaenergy.com

December 18, 2009

To Unit Holders of Central Iowa Energy, LLC:

Recently, you received a W-9 Form requesting that you provide your taxpayer identification number and return the document to “Registrar and Transfer Company”. Registrar and Transfer Company has been hired by Renewable Energy Group, Inc. (“REG”) as its transfer agent to assist in REG’s proposed consolidation with CIE, in the event that such consolidation is approved by CIE’s unitholders and all other conditions to closing of the transaction are satisfied. However; we have been informed that the Registrar and Transfer Company has sent these W-9 forms automatically and without contacting us or REG for approval. We hereby advise you to ignore the forms and discard the letter. This information will be requested at the appropriate time at a later date. We apologize for the confusion that this premature mailing may have created.

The consolidation process with REG is moving forward albeit at a slower pace that was originally thought. At this writing, the Securities and Exchange Commission has not yet approved the registration statement and joint proxy statement for the proposed consolidation. Once SEC approval is received, the final joint proxy statement will be printed and mailed to you. We will be scheduling an informational meeting at a time after the mailing of the final joint proxy statement. We will also be scheduling a special member meeting to consider and vote upon the proposed consolidation transaction.

We hope that this will prove to be informative and helpful to you. We will provide additional information as it is available.

Regards,

Derek Winkel

REG Newco, Inc. has filed with the SEC a Registration Statement on Form S-4 containing a preliminary Joint Proxy Statement/Prospectus and each of REG Newco, Inc., Renewable Energy Group, Inc., and Central Iowa Energy, LLC, plan to file with the SEC other documents regarding the proposed transaction. The definitive Joint Proxy Statement/Prospectus will be mailed to stockholders of REG and unit holders of CIE.

INVESTORS AND SECURITY HOLDERS OF CIE ARE URGED TO READ THE PRELIMINARY JOINT PROXY STATEMENT/PROSPECTUS AND THE DEFINITIVE JOINT PROXY STATEMENT/PROSPECTUS WHEN IT BECOMES AVAILABLE, AS WELL AS OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

Investors and security holders can obtain free copies of the Registration Statement and the Joint Proxy Statement/Prospectus and other documents filed with the SEC by REG Newco or CIE through the web site maintained by the SEC at www.sec.gov.

REG Newco, REG, CIE, and their respective directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding REG Newco’s directors and executive officers is available in the preliminary Joint Proxy Statement/Prospectus filed with the SEC on November 25, 2009, and information regarding CIE’s directors and executive officers is available in its proxy statement for its 2009 annual meeting of members, which was filed with the SEC on April 24, 2009. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the preliminary Joint Proxy Statement/Prospectus filed with the SEC.

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